UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 21, 2014

GREAT SOUTHERN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (417) 887-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

Great Southern Bank, a wholly-owned subsidiary of Great Southern Bancorp, Inc. (NASDAQ:GSBC) completed the acquisitions of certain loan and depository accounts and two branches in Neosho, Mo., and certain depository and loan customers serviced in St. Louis, Mo., from Neosho, Mo.-based Boulevard Bank, at the close of business on March 21, 2014.  The loan and deposit accounts of the affected former Boulevard Bank customers have been converted to Great Southern’s operating systems, so these customers may now bank at any of Great Southern Bank’s 98 retail banking centers or through Great Southern’s various electronic channels.

The combined Neosho and St. Louis transactions represented approximately $93 million in deposits and $11 million in loans.  Approximately $60 million in deposits and $5 million in loans were included with the Neosho transaction. Loans were acquired at par value and a two percent premium on approximately $48 million of the deposits was paid. The Bank paid book value of approximately $670,000 for the real and personal property associated with the two acquired branches. With the acquisition complete, the Bank expects in the next 90 days to relocate its current Great Southern Neosho office into the former Boulevard Bank branch directly across the street. This transaction will ultimately represent a net gain of one banking center in Neosho and to the Great Southern franchise.

The St. Louis transaction represented approximately $33 million in depository accounts and $6 million in commercial loans. Great Southern did not obtain any branch locations or employees in St. Louis as part of this transaction. Loans were purchased at par value and deposits were assumed with no significant additional premium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date: March 26, 2014	By: /s/ Joseph W. Turner
Joseph W. Turner
President and Chief Executive Officer